Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ANNOUNCES
RESIGNATION OF RICHARD PARADISE, CFO

Secaucus, New Jersey - July 29, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that Richard Paradise, Chief Financial Officer and principal accounting officer, will resign from his position effective August 1 to pursue another business opportunity. Ms. Susan Riley, Executive Vice President, Finance and Administration, will reassume the role of Chief Financial Officer in addition to her other responsibilities.

“We appreciate Rich’s contributions to our organization as we went through a period of significant change, including the decision to divest the Disney Store North America business,” said Riley, Executive Vice President, Finance and Administration, for The Children’s Place Retail Stores, Inc. “Rich has been instrumental in helping us reduce the size of our shared services workforce to ensure that we will continue to be a highly competitive value retailer. With those actions largely behind us, Rich has decided this is an opportune time for him to explore another opportunity outside the Company. We wish him the very best in his future endeavors,”

Paradise commented, “I am pleased to have been a part of the team that implemented a number of critical actions at The Children’s Place in the past year which strengthened the Company for the future. The Children’s Place is well-positioned as a leading value retailer and I know they will continue to be very successful. Now, I look forward to an opportunity which will allow me to take an exciting next step in my career.”

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of July 5, 2008, the Company owned and operated 903 stores and its online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and risks and uncertainties relating to other elements of the Company’s strategic review. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
CONTACT:	The Children’s Place Retail Stores, Inc.
Jane Singer, Investor Relations, (201) 453-6955

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